(a)(i) The Principal Executive Officer and Treasurer of Strong Equity
         Funds, Inc., on behalf of the Strong Advisor Large Company Core Fund and the Strong Large Company Growth Fund, have evaluated, within 90 days of the filing of this report, its disclosure controls and procedures and have determined that such disclosure controls and procedures provide reasonable assurance that the material information required to be disclosed by the Registrant in the reports it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized, and reported within the time periods specified in the Commission's rules and forms.

         (a)(ii) The Principal Executive Officer and Treasurer of Strong Equity Funds, Inc., on behalf of the Strong Advisor Large Company Core Fund and the Strong Large Company Growth Fund, have determined that there were no significant changes in the Registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.